Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of Inogen Inc. (the “Company”) dated March 14, 2016, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Deloitte & Touche, LLP

Los Angeles, California

March 14, 2016